Exhibit 99.1

November 5, 2021

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for Profitable Second Quarter

MIDLAND, TX – 11/05/2021 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $1,103,834, or $0.52 per diluted share, for the six months ended September 30, 2021, compared to a net loss of $341,640, or $0.17 per diluted share, for the six months ended September 30, 2020.

Operating revenues were $2,817,679 for the six months ended September 30, 2021, a 180% increase from $1,006,498 for the September 30, 2020 six month period resulting from a 29% increase in oil production and a 9% increase in natural gas production as well as increases in the average sales price of oil and natural gas to $66.85 per barrel (a 110% increase) and $3.70 per Mcf (a 201% increase), respectively, for the six months ended September 30, 2021.

Net income was $708,828, or $0.33 per diluted share, for the quarter ending September 30, 2021, the Company’s second quarter of fiscal 2022, versus a net loss of $41,970, or $0.02 per diluted share, for the quarter ending September 30, 2020 and versus $395,006 net income for the preceding quarter ending June 30, 2021, a 79% increase.

Operating revenues in the second quarter of fiscal 2022 increased 144% to $1,553,481 from $636,042 for the second quarter of fiscal 2021. This increase resulted from a 24% increase in oil production and a 4% increase in natural gas production as well as the average sales price of oil and natural gas for the quarter ending September 30, 2021 to $69.62 per barrel (an 81% increase) and $4.41 per Mcf (a 213% increase), respectively.

The Company currently plans to participate in the drilling and completion of approximately 39 horizontal wells at an estimated aggregate cost of approximately $1,000,000 for the fiscal year ending March 31, 2022. During the first six months of fiscal 2022, the Company participated with various percentage interests in the drilling of nineteen of these wells in the Delaware Basin located in the Permian Basin in Lea and Eddy Counties, New Mexico and Reeves County, Texas with aggregate costs of approximately $450,000.

The Company also expended approximately $165,000 during the first quarter of fiscal 2022 for the additional completion costs of 12 drilled but uncompleted horizontal wells located in Lea and Eddy Counties, New Mexico that the Company participated in drilling during fiscal 2021. Two of these wells were completed at the end of June 2021 and beginning of July with initial average production rates of 1,406 barrels of oil, 3,214 barrels of water; and 2,146,000 cubic feet of gas per day, or 1,403 barrels of oil equivalent per day. Mexco’s working interest in these wells is 1.2%.

During the six months ended September 30, 2021, the Company paid in full the $1,180,000 balance on its bank line of credit.

The President and Chief Financial Officer of the Company stated, “We are pleased with record profits of approximately $1.1 million, $335,000 cash on hand and no bank debt as of November 1, 2021. The Oil & Gas Journal ranked Mexco as the 74th largest U.S. based publicly owned oil and gas company in its September 6, 2021 issue, up from 96th.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2021. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both at Mexco Energy Corporation, (432) 682-1119.